Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of Intensity Therapeutics, Inc. on Form S-8 to be filed on or about January 23, 2026 of our report dated March 13, 2025, on our audits of the financial statements as of December 31, 2024 and 2023 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed March 13, 2025. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EisnerAmper LLP
EISNERAMPER LLP
New York, New York
January 23, 2026